Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Plan Administrator

First State Bancorporation Employee Savings Plan:

We consent to the incorporation by reference in the Registration Statement (No. 333-3048) on Form S-8 of First State Bancorporation of our report dated June 22, 2007, with respect to the statements of net assets available for benefits of First State Bancorporation Employee Savings Plan as of December 31, 2006 and 2005, and the related statement of changes in net assets available for benefits for the year ended December 31, 2006, and the related supplemental schedules, Schedule 1 – Schedule H, Line 4a – Schedule of Delinquent Participant Contributions for the Year ended December 31, 2006 and Schedule 2 – Schedule H, Line 4i – Schedule of Assets (Held at End of Year) – December 31, 2006, which report appears in the December 31, 2006 Annual Report on Form 11-K of the First State Bancorporation Employee Savings Plan.

KPMG LLP

Albuquerque, New Mexico

June 22, 2007